As filed with the Securities and Exchange Commission on June 18, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

VERINT SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-3200514 (I.R.S. Employer Identification No.)

330 South Service Road, Melville, New York (Address of Principal Executive Offices)	11747 (Zip Code)

WITNESS SYSTEMS, INC. AMENDED AND RESTATED STOCK INCENTIVE PLAN
(Full title of the plan)

Peter Fante
Chief Legal Officer
Verint Systems Inc.
330 South Service Road
Melville, New York 11747
(Name and address of agent for service)
(631) 962-9600
(Telephone number, including area code, of agent for service)
With copies to:
Randi C. Lesnick, Esq.
Jones Day
222 East 41st Street
New York, New York 10017
(212) 326-3939
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered(1)	Share(2)	Price(2)	Registration Fee
Common Stock, $0.001 par value per share	2,139,312	$20.6199	$44,112,399.51	$3,145.21

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall include any additional shares of common stock, par value $0.001 per share (the “Common Stock”), that may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act, based on the average weighted price of each of the awards.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1. Plan Information.
The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the Witness Systems, Inc. Amended and Restated Stock Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”), either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Stock Option Plan Information.
Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement on Form S-8 (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) under the Securities Act or additional information about the Witness Systems, Inc. Amended and Restated Stock Incentive Plan and its administrators are available without charge by contacting:
Verint Systems Inc.
330 South Service Road
Melville, New York 11747
(631) 962-9600
Attn: Corporate Secretary

I-1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Company with the Commission are incorporated herein by reference:
•	the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010, filed with the Commission on May 19, 2010;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2010, filed with the Commission on June 9, 2010;

•	the Company’s Current Reports on Form 8-K, filed with the Commission on February 23, 2010, March 22, 2010, April 21, 2010 and May 3, 2010; and

•	the description of the Company’s common stock, par value $0.001, per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on May 1, 2002, including any subsequently filed amendments and reports updating such description.
All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.
Section 145 of the DGCL provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding other than an action by or in the right of the Company, by reason of the fact that the person is or was a director, officer, agent or employee of the Company, or is or was serving at the Company’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if such person acting in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the Company, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action or suit, and with the further limitation that in such actions no indemnification shall be made in respect of any claim, issue or matter as to which any person shall have been adjudged liable to the Company, unless the court believes that in light of all the circumstances indemnification should apply. Furthermore, under the DGCL, if such person is successful on the merits or otherwise in the defense of any action referred to above, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful purchase or redemption of stock, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
The above is a general summary of certain indemnity provisions of the DGCL and is subject, in all cases, to the specific and detailed provisions of the Sections referenced herein.
As permitted by the DGCL, our certificate of incorporation includes a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to limited exceptions. Our certificate of incorporation also provides that every person who is or was our director, officer, employee or agent or is or was a director, officer, employee or agent of any other enterprise, serving as such at our request, shall be indemnified to the fullest extent permitted by law for all expenses and liabilities actually and reasonably incurred in connection with any proceeding involving such person in this capacity. The Company entered into an indemnification agreement with each of its directors and officers under which the Company agreed to provide indemnification and expense reimbursement as outlined above.
The Company has agreed to indemnify Comverse Technology, Inc. (“Comverse”) and its directors, officers, employees and agents against any liabilities arising out of any claim that any provision of the business opportunities agreement, entered into by the Company and Comverse, breaches any duty that may be owed to the Company by Comverse or any such person.
The Company has provided directors’ and officers’ liability insurance coverage for the Company’s officers and directors since 2006. Previously, Comverse obtained directors’ and officers’ liability insurance which also provided coverage for the Company’s officers and directors under a Corporate Services Agreement entered into by the Company and Comverse.
Each of the Company’s directors who is also a director and/or officer of Comverse has an indemnification agreement with Comverse. Under this agreement Comverse has agreed to indemnify such person against losses and expenses, to the extent permitted by law, incurred by such person in connection with his service as director and/or officer of Comverse or any of its subsidiaries, including the Company.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Filed Herewith /
Incorporated by Reference
Number	Description	from

4.1	Amended and Restated Certificate of Incorporation of Verint Systems Inc.	Form S-1 (Commission File No. 333-82300) effective on May 16, 2002

4.2	Certificate of Designation, Preferences and Rights of the Series A Convertible Perpetual Preferred Stock	Form 8-K filed on May 30, 2007 8-K

4.3	Amended and Restated By-laws of Verint Systems Inc.	Form 10-K filed on March 17, 2010

4.4	Specimen Common Stock certificate	Form S-1 (Commission File No. 333-82300) effective on May 16, 2002

4.5	Specimen Series A Convertible Perpetual Preferred Stock certificate	Form 10-K filed on March 17, 2010

4.6	Witness Systems Amended and Restated Stock Incentive Plan	Witness Systems, Inc. Form 10-Q filed on August 9, 2005

4.7	Amendment No. 1 to Witness Systems Amended and Restated Stock Incentive Plan (dated May 29, 2001)	Witness Systems, Inc. Form 10-K filed on March 17, 2006

4.8	Amendment No. 2 to Witness Systems Amended and Restated Stock Incentive Plan (dated January 15, 2004)	Witness Systems, Inc. Form 10-K filed on March 15, 2004

4.9	Amendment No. 3 to Witness Systems Amended and Restated Stock Incentive Plan (dated December 6, 2007)	Form 10-K filed on March 17, 2010

4.10	Amendment No. 4 to Witness Systems Amended and Restated Stock Incentive Plan (dated December 23, 2008)	Form 10-K filed on March 17, 2010

5.1	Opinion of Jones Day	Filed Herewith

23.1	Consent of Deloitte & Touche LLP	Filed Herewith

23.2	Consent of Jones Day (included in Exhibit 5.1)	Filed Herewith
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Melville, State of New York, on this 18th day of June, 2010.

VERINT SYSTEMS INC.
By:	/s/ Dan Bodner
Dan Bodner
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Dan Bodner Dan Bodner, Chief Executive Officer and President; Director of Verint Systems Inc. (Principal Executive Officer)	June 18, 2010

/s/ Douglas E. Robinson Douglas E. Robinson, Chief Financial Officer of Verint Systems Inc. (Principal Financial Officer and Principal Accounting Officer)	June 18, 2010

/s/ Paul D. Baker Paul D. Baker, Director of Verint Systems Inc.	June 18, 2010

/s/ John Bunyan John Bunyan, Director of Verint Systems Inc.	June 18, 2010

/s/ Andre Dahan Andre Dahan, Chairman of the Board of Directors of Verint Systems Inc.	June 18, 2010

/s/ Victor A. DeMarines Victor A. DeMarines, Director of Verint Systems Inc.	June 18, 2010

/s/ Kenneth A. Minihan Kenneth A. Minihan, Director of Verint Systems Inc.	June 18, 2010

/s/ Larry Myers Larry Myers, Director of Verint Systems Inc.	June 18, 2010

/s/ Howard Safir Howard Safir, Director of Verint Systems Inc.	June 18, 2010

/s/ Shefali Shah Shefali Shah, Director of Verint Systems Inc.	June 18, 2010

/s/ Stephen M. Swad Stephen M. Swad, Director of Verint Systems Inc.	June 18, 2010

/s/ Lauren Wright Lauren Wright, Director of Verint Systems Inc.	June 18, 2010

EXHIBIT INDEX

Filed Herewith /
Incorporated by Reference
Number	Description	from

4.1	Amended and Restated Certificate of Incorporation of Verint Systems Inc.	Form S-1 (Commission File No. 333-82300) effective on May 16, 2002

4.2	Certificate of Designation, Preferences and Rights of the Series A Convertible Perpetual Preferred Stock	Form 8-K filed on May 30, 2007 8-K

4.3	Amended and Restated By-laws of Verint Systems Inc.	Form 10-K filed on March 17, 2010

4.4	Specimen Common Stock certificate	Form S-1 (Commission File No. 333-82300) effective on May 16, 2002

4.5	Specimen Series A Convertible Perpetual Preferred Stock certificate	Form 10-K filed on March 17, 2010

4.6	Witness Systems Amended and Restated Stock Incentive Plan	Witness Systems, Inc. Form 10-Q filed on August 9, 2005

4.7	Amendment No. 1 to Witness Systems Amended and Restated Stock Incentive Plan (dated May 29, 2001)	Witness Systems, Inc. Form 10-K filed on March 17, 2006

4.8	Amendment No. 2 to Witness Systems Amended and Restated Stock Incentive Plan (dated January 15, 2004)	Witness Systems, Inc. Form 10-K filed on March 15, 2004

4.9	Amendment No. 3 to Witness Systems Amended and Restated Stock Incentive Plan (dated December 6, 2007)	Form 10-K filed on March 17, 2010

4.10	Amendment No. 4 to Witness Systems Amended and Restated Stock Incentive Plan (dated December 23, 2008)	Form 10-K filed on March 17, 2010

5.1	Opinion of Jones Day	Filed Herewith

23.1	Consent of Deloitte & Touche LLP	Filed Herewith

23.2	Consent of Jones Day (included in Exhibit 5.1)	Filed Herewith